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LIST OF SUBSIDIARIES                                                  EXHIBIT 21

          Following lists the significant subsidiaries of the registrant together with their wholly-owned subsidiaries and the state or jurisdiction of incorporation of each:

        NAME                                                     INCORPORATED

  1)    First National Bank of Pennsylvania                      United States

  2)    Reeves Bank                                              Pennsylvania

  3)    Metropolitan National Bank                               United States

  4)    First National Bank of Naples                            United States

  5)    Cape Coral National Bank                                 United States

  6)    First National Bank of Fort Myers                        United States

  7)    First National Bank of Florida                           United States

  8)    West Coast Guaranty Bank, N.A.                           United States

  9)    Regency Finance Company                                  Pennsylvania


        Metropolitan National Bank conducts business under two names. Business is conducted in Mahoning and Trumbull counties in Ohio under the name Metropolitan National Bank and business is conducted in Geauga and Lake counties in Ohio under the name First County Bank.

        Regency Finance Company conducts business under six names. Business is conducted in Butler, Clearfield, Crawford, Elk, Erie, Fayette, Lawrence, McKean, Mercer, Somerset and Warren counties in Pennsylvania under the name of F.N.B. Consumer Discount Company. Business is conducted in Columbiana, Mahoning, Lake, Summit and Trumbull counties in Ohio under the name Citizens Financial Services, Inc. Business is conducted in Centre, Columbia, Hanover, Lackawanna, Lehigh, Monroe, Snyder, and Union counties in Pennsylvania and Anderson, Hamblen, Hamilton, Knox, Lincoln, Rhea, Sullivan and Washington counties in Tennessee under the name of Regency Finance Company. Business is conducted in Christian county in Kentucky and Dickson, Dyer, Franklin, Henry, Humphreys, Marshall, Montgomery, Robertson, Rutherford and Warren counties in Tennessee under the name of Finance and Mortgage Acceptance Corporation

        The other subsidiaries conduct business under the names as shown above.